Exhibit 99.1


        Pacific Energy Partners, L.P. Delays Third Quarter 2005 Earnings
                          Release and Conference Call


    LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 9, 2005--Pacific Energy Partners, L.P. (NYSE:PPX) ("Pacific Energy") announced that the release of its third quarter 2005 financial results, originally scheduled for November 9, 2005, will be delayed in order to complete a review of its accounting procedures for its Rangeland pipeline system revenue. The conference call originally scheduled for November 10, 2005 has similarly been delayed.
    It has been determined that an error in the accounting procedures for inventory and cost of goods sold for the Rangeland system since its acquisition in May 2004 has resulted in an understatement of net revenue and a corresponding understatement of the inventory balance. The correction of the understatement to net revenue will increase net income, and is not expected to affect reported cash flow from operating activities in any period. Pacific Energy has not yet made a final determination as to the proper accounting treatment for the correction, but expects to complete its analysis shortly.
    Pacific Energy will file a Form 12b-25 with the Securities and Exchange Commission for a five-day extension for the filing of its Form 10-Q for the third quarter of 2005. The revised timing of the earnings release and quarterly investor call will be announced as soon as the review is complete.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. Pacific Energy generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities, and by providing other terminaling services. Pacific Energy also buys and sells crude oil, activities that are generally complementary to its crude pipeline operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California, and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes Alberta, Canada.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.


    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             Investor Relations
             fax: 562-728-2881
             email: AHarris@PacificEnergy.com